Exhibit 99.1

Gap Inc. Reports Fourth Quarter and Fiscal 2025 Results; Provides Fiscal 2026 Outlook

2025 net sales grew 2% versus last year, at high end of outlook; comparable sales up 3%

8th consecutive quarter of positive comparable sales

Delivered full year operating income of $1.1 billion; operating margin of 7.3%, exceeded outlook

Generated $1.3 billion in operating cash flow for the year

Announces new $1 billion share repurchase authorization
SAN FRANCISCO – March 5, 2026 – Gap Inc. (NYSE: GAP), the largest specialty apparel company in the U.S. with a purpose-driven house of iconic brands including Old Navy, Gap, Banana Republic, and Athleta, today reported financial results for its fourth quarter and fiscal year ended January 31, 2026.

“I am pleased to report that Gap Inc. delivered a successful fourth quarter, marking another year of meaningful progress,” said President and Chief Executive Officer, Richard Dickson. “The execution of our playbook is driving consistent results, as we achieved our second consecutive year of topline growth and eighth consecutive quarter of positive comparable sales. Financial and operational rigor combined with the strength of our platform drove one of our highest gross margins in the last 25 years and further strengthened our balance sheet.”

Dickson continued, “As we move into the next phase of our transformation we remain focused on growing our core apparel business through continuous improvement while thoughtfully seeding growth accelerators that will scale over time. Our aspirations remain high and our teams are energized as we continue to drive toward becoming a high performing house of iconic American brands that delivers long-term value for our shareholders.”

Fourth Quarter Fiscal 2025 - Financial Results

•Net sales of $4.2 billion were up 2% compared to last year.
◦Store sales were flat and online sales increased 5% compared to last year.
◦Online sales represented 42% of total net sales.
◦Comparable sales were up 3%.
•Gross margin of 38.1%, declined 80 basis points versus last year.
◦Merchandise margin declined 90 basis points versus last year primarily due to an estimated net tariff impact of approximately 200 basis points. Average unit retail grew as a result of lower discounting.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 10 basis points versus last year.
•Operating expense was $1.4 billion.

•Operating income was $229 million; operating margin of 5.4%.
•The effective tax rate was 27.5%.
•Net income of $171 million; diluted earnings per share of $0.45.

Full Year Fiscal 2025 - Financial Results

•Net sales of $15.4 billion were up 2% compared to last year.
◦Store sales were up 1% compared to last year. The company ended the year with nearly 3,500 store locations in about 35 countries, of which 2,474 were company operated.
◦Online sales increased 4% compared to last year and represented 39% of total net sales.
◦Comparable sales were up 3%.
•Gross margin of 40.8%, declined 50 basis points versus last year.
◦Merchandise margin declined 80 basis points versus last year primarily due to an estimated net tariff impact of approximately 120 basis points.
◦Rent, occupancy, and depreciation (ROD) as a percent of sales leveraged 30 basis points versus last year.
•Operating expense was $5.2 billion.
•Operating income was $1.1 billion; operating margin of 7.3%.
•The effective tax rate was 27.9%.
•Net income was $816 million; diluted earnings per share of $2.13.

Balance Sheet and Cash Flow Highlights

•Ended the year with cash, cash equivalents and short term investments of $3.0 billion, an increase of $414 million from the prior year.
•Fiscal 2025 net cash from operating activities was $1.3 billion. Free cash flow, defined as net cash from operating activities less purchases of property and equipment, was $823 million for the year.
•Ending inventory of $2.2 billion was up 7% compared to last year primarily as a result of higher cost due to tariffs.
•Fiscal year 2025 capital expenditures were $470 million.
•Paid a fourth quarter dividend of $0.165 per share totaling $62 million.
◦The Company's Board of Directors approved a first quarter fiscal year 2026 dividend of $0.175 per share, representing an approximate 6% increase compared to the fourth quarter fiscal year 2025 dividend per share.
•Repurchased 7 million shares for $155 million during fiscal year 2025, ending the year with 372 million shares outstanding.
◦Underscoring Gap Inc.’s continued commitment to returning cash to shareholders, today the company announced that its Board of Directors approved a new $1 billion share repurchase authorization for the company's common stock, superseding the company's existing authorization dated February 26, 2019.
•Returned $402 million of cash to shareholders in the form of dividends and share repurchases during fiscal year 2025.

Additional information regarding free cash flow, which is a non-GAAP financial measure, is provided at the end of this press release along with a reconciliation of this measure from the most directly comparable GAAP financial measure for the applicable period.

Fourth Quarter and Full Year Fiscal 2025 - Global Brand Results

Comparable Sales

	Fourth Quarter		Fiscal Year
	2025	2024	2025	2024
Old Navy	3%	3%	3%	3%
Gap	7%	7%	6%	4%
Banana Republic	4%	4%	3%	1%
Athleta	(10)%	(2)%	(9)%	—%
Gap Inc.	3%	3%	3%	3%

Old Navy:
•Fourth quarter net sales of $2.3 billion were up 3% compared to last year. Comparable sales were up 3%. The brand’s price value equation is resonating with consumers as Old Navy continues to win with strategic categories and across a wide range of income levels.
•Full year net sales of $8.7 billion were up 3% versus last year. Comparable sales were up 3%.

Gap:
•Fourth quarter net sales of $1.1 billion were up 8% compared to last year. Comparable sales were up 7%. Gap is demonstrating the momentum it's gaining as it continues to expand its customer base across generations.
•Full year net sales of $3.5 billion were up 5% versus last year. Comparable sales were up 6%.

Banana Republic:
•Fourth quarter net sales of $549 million were up 1% compared to last year. Comparable sales were up 4%. The brand delivered its third consecutive quarter of comp growth, reflecting progress in product elevation and sharper marketing and merchandising.
•Full year net sales of $1.9 billion were down 1% versus last year. Comparable sales were up 3%.
Athleta:
•Fourth quarter net sales of $354 million were down 11% compared to last year. Comparable sales were down 10%. We remain focused on rebuilding the brand for the long term.
•Full year net sales of $1.2 billion were down 10% versus last year. Comparable sales were down 9%.

Fiscal 2026 Outlook

The fiscal 2026 full year and first quarter outlook provided below are based on tariff rates in effect prior to February 20, 2026. Separately, the company is expecting a net gain of $313 million in the first quarter of 2026 related to a legal settlement and is concurrently pledging to make a charitable donation of $50 million to a combination of the Gap Foundation and our donor advised fund.

Including the net benefit of both the gain and donation, the company expects full year reported diluted earnings per share to be approximately $2.71 to $2.86, reported operating expense leverage, and reported operating margin expansion. For the first quarter, the company expects reported operating expense leverage.

All fiscal 2026 outlook measures provided below exclude the impact of these items.

Full Year Fiscal 2026

	Full Year Fiscal 2026 Outlook	Full Year Fiscal 2025 Results[1]
Net sales	Up 2% to 3% year-over-year	$15.4 billion
Gross margin	Flat to up slightly year-over-year	40.8%
Adjusted operating expense (% of net sales)	About flat year-over-year	33.5%
Adjusted operating margin	About 7.3% to 7.5%	7.3%
Net interest income	Approximately $10 million to $15 million	$17 million
Effective tax rate	Approximately 27%	27.9%
Adjusted diluted earnings per share	Approximately $2.20 to $2.35	$2.13
Capital expenditures	Approximately $650 million	$470 million
Net store closures[2]	About flat	32
1 There were no adjusted metrics during fiscal 2025; therefore, reported amounts for operating expense as a percentage of net sales, operating margin, and diluted earnings per share are included for comparative purposes.
2 Refers to company-operated stores.

First Quarter Fiscal 2026

	First Quarter Fiscal 2026 Outlook	First Quarter Fiscal 2025 Results[1]
Net sales	Up 1% to 2% year-over-year	$3.5 billion
Gross margin	Down approximately 150bps to 200bps including an estimated 200 bps of net tariff impact	41.8%
Adjusted operating expense (% of net sales)	About 35%	34.3%

Webcast and Conference Call Information
Whitney Notaro, Head of Investor Relations at Gap Inc., will host a conference call to review the company's fourth quarter and fiscal year 2025 results beginning at approximately 2:00 p.m. Pacific Time today. Ms. Notaro will be joined by President and Chief Executive Officer, Richard Dickson and Chief Financial Officer, Katrina O'Connell.

A live webcast of the conference call and accompanying materials will be available online at investors.gapinc.com. A replay of the webcast will be available at the same location.

Market Share Information
References to market share in this press release and related conference call and accompanying materials are for the US market, according to Circana data for the 12 month period ending January 2026, unless stated otherwise. Market share data is subject to limitations on the availability of up-to-date information. In particular, market share data may not be available for all retail channels in a category. The company believes that the Circana data is reliable, but it has not verified the accuracy or completeness of the data or any assumptions underlying the data. In addition, market share information reported by the company may be different from market share information reported by other companies due to differences in category definitions, the use of data from different vendors, internal estimates and other factors.

Non-GAAP Disclosure
This press release and related conference call and accompanying materials include financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are therefore referred to as non-GAAP financial measures. The non-GAAP measures described below are intended to provide investors with additional useful information about the company’s financial performance, to enhance the overall understanding of its past performance and future prospects, and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. Additional information regarding the intended use of non-GAAP measures included in this press release and related conference call and accompanying materials is provided in the tables to this press release.

The non-GAAP measures included in this press release and related conference call and accompanying materials are free cash flow, adjusted expected fiscal 2026 operating expense as a percent of net sales, adjusted expected fiscal 2026 operating margin, adjusted expected fiscal 2026 diluted earnings per share, and adjusted expected first quarter fiscal 2026 operating expense as a percent of net sales. These non-GAAP measures exclude the impact of certain items. Reconciliations of free cash flow and expected adjusted fiscal 2026 diluted earnings per share from the most directly comparable GAAP measures are set forth in the tables to this press release. Reconciliations of adjusted expected fiscal 2026 operating expense as a percent of net sales, adjusted expected fiscal 2026 operating margin, and adjusted expected first quarter fiscal 2026 operating expense as a percent of net sales are not provided, in reliance on the exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because a comparable GAAP measure is not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not able to reliably predict all of the components of net sales, operating expense, and operating income at this time without unreasonable effort or expense. In addition, we believe such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of those components may be material and have a significant impact on our future GAAP results.

The non-GAAP measures used by the company should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP and may not be the same as similarly titled measures used by other companies due to possible differences in method and in items or events being adjusted. The company urges investors to review the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures included in the tables to this press release below, and not to rely on any single financial measure to evaluate its business. The non-GAAP financial measures used by the company have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles.

Forward-Looking Statements

This press release and related conference call and accompanying materials contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following: Old Navy's positioning and ability to deliver in line with its performance over the past two years; accelerating new store formats for Gap brand in 2026; Banana Republic's precision, merchandising, and fashion quotient; positioning Athleta for growth; moving to the next phase of our transformation; growing our core apparel business; seeding growth accelerators and new capabilities; our expansion into beauty and accessories; advancing our Fashiontainment platform and technology capabilities to build scale, relevance, and revenue; beauty's long-term potential; deepening our beauty engagement with consumers and reintroducing a fragrance assortment at Gap in 2026; launching an expanded accessory line for holiday in 2026; the potential of beauty and accessories to strengthen our brands, deepen customer connection, and build lasting loyalty; focusing on our Fashiontainment platform in 2026; entertainment as a powerful growth lever; opportunities from our technology platform, including AI; our AI strategy; rebuilding Athleta for the long-term; our inventory composition going into 2026; expected inventory buys in 2026; improving our financial health in 2026; expected cash flow in 2026; expected capital investments and enhancing shareholder returns in 2026; expected net sales growth in 2026; expected comparative sales growth in 2026; expected gross margin in 2026; expected average unit retails in 2026; adjusting our sourcing strategies in 2026; the expected impact of tariffs in 2026; expectations if current tariff rates remain in place or change during fiscal 2026; expected ROD in 2026; expected reported and adjusted SG&A/operating expense as percent of net sales in 2026; expected cost savings in 2026 by enhancing efficiency and effectiveness; the expected impact of growth accelerator investments in 2026; expected reported and adjusted operating margin in 2026; expected interest income in 2026; our expected effective tax rate in 2026; expected reported and adjusted diluted earnings per share in 2026; our capital allocation framework; expected capital expenditures in 2026; expected net store closures in 2026; our dividend policy and first quarter fiscal 2026 dividend; our share repurchase program; expected first quarter 2026 net sales; expected first quarter 2026 gross margin; the expected impact of tariffs in the first quarter of fiscal 2026; expected first quarter fiscal 2026 reported and adjusted SG&A/operating expense as a percent of net sales; and delivering sustainable, profitable growth and long-term shareholder value.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following risks, any of which could have an adverse effect on our business, financial condition, and results of operations: the overall global economic and geopolitical environment, uncertainties related to government fiscal, monetary, trade, and tax policies, and consumer spending patterns; the risk that trade matters could increase the cost or reduce the supply of apparel available to us; continued uncertainty with respect to U.S. trade policies and tariffs; the highly competitive nature of our business in the United States and internationally; the risk that we or our franchisees may be unsuccessful in gauging apparel trends and changing consumer preferences or responding with sufficient lead time; the risk that we fail to maintain, enhance and protect our brand image and reputation; the risk that we do not successfully implement our marketing efforts, or that our talent partnerships expose us to reputational or other risks; the risk that we may be unable to manage our inventory and fulfillment operations effectively; the risk of loss or theft of assets, including inventory shortage; the risks to our business, including our costs and global supply chain, associated with global sourcing and manufacturing; the risk that we fail to manage key executive succession and retention and continue to attract qualified personnel; the risk that we or our franchisees may be unsuccessful in identifying, negotiating, and securing new store locations and renewing, modifying, or terminating leases for existing store locations effectively; the risk that our franchise and licensing businesses are not directly within our control; the risk that our efforts to expand internationally may not be successful; the risk that our investments in customer, digital, AI, omni-channel, and other strategic initiatives may not deliver the results we anticipate; engaging in or seeking to engage in strategic transactions that are subject to various risks and uncertainties; the risk of information security breaches or vulnerabilities that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures; the risk that our efforts to integrate AI into our business operations may not be successful and could result in liability; the risk that failures of, or updates or changes to, our digital and information technology systems may disrupt our operations; the risk that our technology systems that support our e-commerce platform may not be effective or function properly; the risks to our business and operations from natural disasters, public health crises, political crises, negative global climate patterns, or other catastrophic events; reductions in income and cash flow from our credit card programs; the risk of foreign currency exchange rate fluctuations; the risk that our comparable sales and margins may experience fluctuations or that we may fail to meet financial market expectations; the risk that the seasonality of our operations and the impact of macroeconomic factors may lead to significant fluctuations in certain asset and liability accounts as well as cash inflows and outflows between fiscal year-end and subsequent periods; the risk that our indebtedness may impact our ability to operate and expand our business; the risk that changes in our credit profile or deterioration in market conditions may limit our access to the capital markets; evolving regulations and expectations with respect to sustainability matters, and increased scrutiny of diversity initiatives; the adverse impacts of climate change on our business; our failure to comply with applicable laws and regulations and changes in the regulatory and administrative landscape; the risk that our vendors fail to adhere to our Code of Vendor Conduct and applicable local laws; the risk that we will not be successful in defending various proceedings, lawsuits, disputes, and claims; the risk that the assumptions and estimates used when preparing our financial statements, including estimates and assumptions regarding inventory valuation, income taxes and valuation allowances, sales return and bad debt allowances, deferred revenue, and the impairment of long-lived assets, are inaccurate or may change; the risk that changes in the geographic mix and level of income or losses, the expected or actual outcome of audits, changes in deferred tax valuation allowances, and new legislation could impact our effective tax rate, or that we may be required to pay amounts in excess of established tax liabilities; the risk that the adoption of new accounting pronouncements will impact future results; and the risk that additional information may arise during our close process or as a result of subsequent events that would require us to make adjustments to our financial statements.

Additional information regarding factors that could cause results to differ can be found in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 18, 2025, as well as our subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of March 5, 2026. We assume no obligation to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc., a purpose-driven house of iconic brands, is the largest specialty apparel company in America. Its Old Navy, Gap, Banana Republic, and Athleta brands offer clothing, accessories, and lifestyle products for men, women and children available worldwide through company-operated and franchise stores, and e-commerce sites. Since 1969, Gap Inc. has created products and experiences that shape culture, while doing right by employees, communities and the planet through its commitment to bridge gaps to create a better world. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Whitney Notaro
Investor_relations@gap.com

Media Relations Contact:
Press@gap.com

The Gap, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

($ in millions)	January 31, 2026	February 1, 2025
ASSETS
Current assets:
Cash and cash equivalents	$2,616	$2,335
Short-term investments	386	253
Merchandise inventory	2,207	2,067
Other current assets	568	548
Total current assets	5,777	5,203
Property and equipment, net of accumulated depreciation	2,507	2,496
Operating lease assets	3,443	3,240
Other long-term assets	905	946
Total assets	$12,632	$11,885
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,567	$1,488
Accrued expenses and other current liabilities	1,044	1,083
Current portion of operating lease liabilities	634	632
Income taxes payable	55	53
Total current liabilities	3,300	3,256
Long-term liabilities:
Long-term debt	1,492	1,490
Long-term operating lease liabilities	3,485	3,353
Other long-term liabilities	554	522
Total long-term liabilities	5,531	5,365
Total stockholders' equity	3,801	3,264
Total liabilities and stockholders' equity	$12,632	$11,885

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	13 Weeks Ended		52 Weeks Ended
($ and shares in millions except per share amounts)	January 31, 2026	February 1, 2025	January 31, 2026	February 1, 2025
Net sales	$4,236	$4,149	$15,366	$15,086
Cost of goods sold and occupancy expenses	2,622	2,537	9,098	8,859
Gross profit	1,614	1,612	6,268	6,227
Operating expenses	1,385	1,353	5,153	5,115
Operating income	229	259	1,115	1,112
Interest, net	(7)	(13)	(17)	(25)
Income before income taxes	236	272	1,132	1,137
Income tax expense	65	66	316	293
Net income	$171	$206	$816	$844
Weighted-average number of shares - basic	373	377	373	376
Weighted-average number of shares - diluted	384	384	384	384
Earnings per share - basic	$0.46	$0.55	$2.19	$2.24
Earnings per share - diluted	$0.45	$0.54	$2.13	$2.20

The Gap, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	52 Weeks Ended
($ in millions)	January 31, 2026 (a)	February 1, 2025 (a)
Cash flows from operating activities:
Net income	$816	$844
Depreciation and amortization	496	500
Change in merchandise inventory	(129)	(88)
Change in accounts payable	57	137
Change in accrued expenses and other current liabilities	(90)	(25)
Other, net	143	118
Net cash provided by operating activities	1,293	1,486

Cash flows from investing activities:
Purchases of property and equipment	(470)	(447)
Net proceeds from sale of property	—	7
Purchases of short-term investments	(419)	(409)
Proceeds from sales and maturities of short-term investments	289	162
Other	—	(5)
Net cash used for investing activities	(600)	(692)

Cash flows from financing activities:
Proceeds from issuances under share-based compensation plans	25	32
Withholding tax payments related to vesting of stock units	(42)	(50)
Repurchases of common stock	(155)	(75)
Cash dividends paid	(247)	(225)
Other	—	(3)
Net cash used for financing activities	(419)	(321)

Effect of foreign exchange rate fluctuations on cash, cash equivalents, and restricted cash	5	(9)
Net increase in cash, cash equivalents, and restricted cash	279	464
Cash, cash equivalents, and restricted cash at beginning of period	2,365	1,901
Cash, cash equivalents, and restricted cash at end of period	$2,644	$2,365
__________
(a) For the fifty-two weeks ended January 31, 2026 and February 1, 2025, total cash, cash equivalents, and restricted cash includes $28 million and $30 million, respectively, of restricted cash recorded within other long-term assets on the Condensed Consolidated Balance Sheets.

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

FREE CASH FLOW

Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures. We require regular capital expenditures including technology improvements as well as building and maintaining our stores and distribution centers. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.

	52 Weeks Ended
($ in millions)	January 31, 2026	February 1, 2025
Net cash provided by operating activities	$1,293	$1,486
Less: Purchases of property and equipment	(470)	(447)
Free cash flow	$823	$1,039

The Gap, Inc.
NON-GAAP FINANCIAL MEASURES
UNAUDITED

EXPECTED ADJUSTED EARNINGS PER SHARE FOR FISCAL YEAR 2026

Expected adjusted diluted earnings per share is a non-GAAP financial measure. Expected adjusted diluted earnings per share for fiscal year 2026 is provided to enhance visibility into the Company's expected underlying results for the period excluding the estimated net impact of a legal settlement and an expected charitable contribution. This non-GAAP financial measure is not intended to supersede or replace the GAAP measure.

	52 Weeks Ending January 30, 2027
	Low End	High End
Expected earnings per share - diluted	$2.71	$2.86
Less: Estimated gain from legal settlement (a)	(0.61)	(0.61)
Add: Estimated charitable contribution (b)	0.10	0.10
Expected adjusted earnings per share - diluted	$2.20	$2.35
__________
(a) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of an expected net gain of $313 million from a legal settlement during the first quarter of fiscal 2026 related to credit card litigation matters.
(b) Represents the estimated earnings per share impact, calculated net of tax at the expected effective tax rate, of an expected charitable contribution of $50 million during the first quarter of fiscal 2026.

The Gap, Inc.
NET SALES RESULTS
UNAUDITED

The following table details the Company’s fourth quarters and fiscal years 2025 and 2024 net sales (unaudited):

($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended January 31, 2026
U.S. (1)	$2,099	$822	$482	$346	$6	$3,755
Canada	160	92	48	7	—	307
Other regions	14	140	19	1	—	174
Total	$2,273	$1,054	$549	$354	$6	$4,236
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
13 Weeks Ended February 1, 2025
U.S. (1)	$2,043	$756	$479	$385	$16	$3,679
Canada	154	88	46	10	—	298
Other regions	15	136	20	1	—	172
Total	$2,212	$980	$545	$396	$16	$4,149
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
52 Weeks Ended January 31, 2026
U.S. (1)	$7,952	$2,679	$1,667	$1,185	$73	$13,556
Canada	648	324	173	31	—	1,176
Other regions	57	498	76	3	—	634
Total	$8,657	$3,501	$1,916	$1,219	$73	$15,366
($ in millions)	Old Navy Global	Gap Global	Banana Republic Global	Athleta Global	Other (2)	Total
52 Weeks Ended February 1, 2025
U.S. (1)	$7,706	$2,531	$1,682	$1,311	$65	$13,295
Canada	649	326	168	39	—	1,182
Other regions	46	477	83	3	—	609
Total	$8,401	$3,334	$1,933	$1,353	$65	$15,086
__________
(1) U.S. includes the United States and Puerto Rico.
(2) Primarily consists of net sales from revenue-generating strategic initiatives.

The Gap, Inc.
REAL ESTATE

Store count, net openings/closings, and square footage for our company-operated stores are as follows:

	February 1, 2025	52 Weeks Ended January 31, 2026	January 31, 2026
	Number of Store Locations	Net Number of Stores Opened/(Closed)	Number of Store Locations	Square Footage (in millions)

Old Navy North America	1,249	(7)	1,242	19.6
Gap North America	453	6	459	4.9
Gap Asia	122	1	123	1.1
Banana Republic North America	380	(22)	358	2.9
Banana Republic Asia	42	(2)	40	0.1
Athleta North America	260	(8)	252	1.0
Company-operated stores total	2,506	(32)	2,474	29.6
__________
As of January 31, 2026, the Company's franchise partners operated approximately 1,000 franchise stores.